Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES

RESTRUCTURING OF INTERNATIONAL SALES & MARKETING

Newport Beach, CA – July 6, 2012 -- American Vanguard Corporation (NYSE:AVD) today announced the restructuring of the International Sales & Marketing function of its principal operating subsidiary, AMVAC Chemical Corporation, effective immediately. Specifically, AMVAC has formed a new Netherlands-based subsidiary, AMVAC Netherlands BV, and appointed Ad de Jong to the newly created position of Managing Director of that subsidiary. In his new role, Mr. de Jong will be responsible for managing sales, marketing, finance, registration and supply chain relating to all ex-US sales of the Company’s products. This restructuring will serve to ensure that ample resources are in place to support the international practice now managed by Alfredo Pelaez, AMVAC’s Director of International Sales, who plans to retire at the end of the first quarter of 2013. Mr. Pelaez has served the Company since 2001, during which time international sales have increased ten-fold. In the near term, international operations should remain substantially unchanged. Mr. Pelaez will report to Mr. de Jong and will assist in the transition of ex-US activities over his remaining tenure at the Company.

Mr. de Jong has spent his entire career in the agricultural sector, starting in the advisory service with the Dutch Ministry of Agriculture and then holding positions of increasing responsibility over a 23 year period at Chemtura Corporation (and its predecessor companies) in sales, marketing and operations management, culminating with the position of Vice President Crop Protection for Europe/Middle East/Africa and Asia Pacific, where he was responsible for an operation having sales in excess of $200 million. Mr. de Jong also served as Chairman of Chemtura’s European Business Council where he helped to develop that company’s European strategy. As a seasoned executive in international business, Mr. de Jong has compiled a consistent record of new product expansion and increased sales on multiple continents.

Eric Wintemute, Chairman and CEO of American Vanguard, commented, “Ad’s extensive background in agricultural chemicals, knowledge of international markets, familiarity with regulatory and logistical matters and fluency in multiple languages will greatly assist American Vanguard in improving its global organization and driving international growth. Also, having a regional office within the European Community will enable us to offer an enhanced level of customer service, gain a clearer understanding of local markets, and establish a higher level of interaction with local regulatory agencies. We welcome Ad to the team and look forward to his leadership and the continued success of our international business.”

Mr. Wintemute continued, “It would be remiss of me not to acknowledge the tremendous contribution that Alfredo Pelaez has made to the Company. He has built up our international organization virtually from whole cloth. In the process, he has integrated and launched newly acquired products on multiple continents, established a reliable network of distribution and handled all manner of issues relating to registration, production and logistics. He has been a valuable resource to AMVAC and will leave behind a platform that is poised for even greater success.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		Lena Cati (212) 836-9611
(949) 260-1200		Lcati@equityny.com
williamk@amvac-chemical.com		Linda Latman (212) 836-0609
Llatman@equityny.com
www.theequitygroup.com